Exhibit 99.1

Barnes & Noble Education Files “Super 10-K”, Reporting Full-Year Fiscal 2025 Financial Results, and Restated Financial Results for Prior Periods
Fiscal 2025 Results Consistent with Preliminary Unaudited Ranges Disclosed November 25, 2025
BNC First Day Program Revenue Increases 25% in 2025; Fall 2025 First Day Complete Enrollment Grows 24%
Company Reports Total Net Debt of $94 million at End of Fiscal 2025, a $92 million Decrease Year-Over-Year
Reiterates Prior Fiscal 2026 Outlook
Florham Park, NJ, December 23, 2025 - Barnes & Noble Education, Inc. (NYSE: BNED), (“Barnes & Noble Education,” “BNED,” “the Company,” “we,” “us,” “our”), a leading solutions provider for the education industry, today announced that it has filed its Annual Report on Form 10-K, the “Super 10-K”, detailing its restatement of prior results and financial results through the fiscal year ended May 3, 2025.
As previously disclosed, the Company has completed its internal investigation and related restatement work. With the Super 10-K now filed, BNED expects to file its quarterly reports for the quarters ended August 2, 2025, and November 1, 2025, in the next four to five weeks.
Barnes & Noble Education’s business is highly seasonal, with the major portion of sales and operating profit realized during the second and third fiscal quarters. BNED’s fiscal year is comprised of 52 or 53 weeks, ending on the Saturday closest to the last day of April. Fiscal 2025 includes 53 weeks vs. 52 weeks for fiscal 2024.
FY2025 Financial Results
Full-year revenue in fiscal 2025 was $1.6 billion, an increase of $43.0 million, or 2.7%, over the prior year. Gross Comparable Store Sales increased by $117.2 million, or 7.5%, year-over-year.
Revenues from BNC First Day programs increased by $119.9 million, or 25.3%, year-over-year, as First Day® Complete continues to see strong growth in institutional adoption. As previously disclosed, a total of 191 campus stores utilized First Day Complete in the spring 2025 academic term with a total enrollment of approximately 957,000* undergraduate and graduate students, up 19% from 803,000 in the prior year.
Full-year fiscal 2025 net loss from continuing operations was $65.8 million compared to a net loss of $75.0 million (as restated) in the prior year. The fiscal 2025 net loss includes a $55.2 million non-cash loss related to the extinguishment of debt. Adjusted EBITDA for fiscal 2025 was $59.4 million, an increase of $22.7 million, from the $36.7 million in the prior fiscal year (as restated).
Total debt at year-end was $103.1 million compared to $196.3 million on April 27, 2024. After subtracting $9.1 million of cash on hand, total net debt was $94.0 million, representing a $91.8 million year-over-year decrease. The Company’s net working capital position improved to a positive $186.2 million from $46.1 million last year, while outstanding short-term payables, accrued liabilities, and current operating lease liabilities decreased by $195.5 million from last year.
The tables below reflect the reconciliation of Adjusted EBITDA to the most comparable GAAP financial metric, Net Income from Continuing Operations, for each of fiscal 2025, together with the comparison to the related prior period:

$ in thousands	53 weeks ended	52 weeks ended
	May 3, 2025	April 27, 2024
		As Restated
Net income from continuing operations	$(65,825)	$(75,019)
Add:
Depreciation and amortization expense	37,939	40,560
Impairment expense	1,713	7,166
Interest expense, net	22,260	40,365
Income tax expense	4,256	858
Loss on extinguishment of debt	55,233	—
Other (income) expense	(1,572)	19,409
Stock-based compensation expense (non-cash)	5,386	3,380
Adjusted EBITDA (Non-GAAP) - from continuing operations	$59,390	$36,719
* Total undergraduate and graduate student enrollment as reported by National Center for Education Statistics (NCES) as of January 7, 2025.
Management Commentary
“The filing of our annual report is an important step in meeting our SEC reporting requirements and brings the restatement process to a close,” said Jonathan Shar, Chief Executive Officer. “With this behind us, we can now focus solely on operational excellence to drive growth and operating leverage.”
Mr. Shar added, “Our BNC First Day offerings are resonating strongly, as demonstrated by accelerated First Day Complete enrollment growth for the current academic year. For the fall 2025 academic term, 223 campus stores are utilizing First Day Complete, with total enrollment reaching approximately 1.14 million* undergraduate and graduate students, up 24% from the prior year. We are also winning new business and driving improved comparable store performance.
“As we noted in our recent preliminary update, this momentum has continued with unaudited revenues for the first six months of 2026 rising by 7.8% year-over-year to approximately $933 million. Importantly, this growth along with expense management is translating into improved income and Adjusted EBITDA. Our net debt and working capital positions have also materially improved,” Mr. Shar concluded.
Outlook
Barnes & Noble Education is reiterating its prior Outlook as shared on November 25, 2025 and continues to expect top line growth in fiscal 2026 despite one fewer operating week and broader ongoing market uncertainties in higher education retail trends. The Company currently expects Adjusted EBITDA in the range of $65 to $75 million, supported by anticipated gross profit dollar growth and continued expense discipline. The Company anticipates a material reduction in interest costs versus last fiscal year, approximately $22 million in capital expenditures, and expects to be a normal cash taxpayer.
Looking ahead to fiscal 2027, the Company sees meaningful opportunities to improve gross margins and is seeking to grow Adjusted EBITDA in the range of 15% to 20% or more.
Use of Non-GAAP Financial Information—Adjusted EBITDA
To supplement the Company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses the financial measure of Adjusted EBITDA, which is a non-GAAP financial measure under Securities and Exchange Commission (the “SEC”) regulations. We define Adjusted EBITDA as net income (loss) from continuing operations plus (1) depreciation and amortization; (2) interest expense, net and (3) income taxes, (4) as adjusted for additional items that are subtracted from or added to net income (loss) from continuing operations.

Adjusted EBITDA has been reconciled to the most comparable financial measures presented in accordance with GAAP, consolidated net income (loss) All of the items included in the reconciliation are either (i) non-cash items or (ii) items that management does not consider in assessing our on-going operating performance.
Adjusted EBITDA is not intended as a substitute for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company’s use of Adjusted EBITDA may be different from similarly named measures used by other companies, limiting its usefulness for comparison purposes.
We review Adjusted EBITDA as an internal measure to evaluate our performance at a consolidated level to manage our operations. We believe that this measure is a useful performance measure which is used by us to facilitate a comparison of our on-going operating performance on a consistent basis from period-to-period. We believe that Adjusted EBITDA provides for a more complete understanding of factors and trends affecting our business than measures under GAAP can provide alone, as it excludes certain items that management believes do not reflect the ordinary performance of our operations in a particular period. Our Board of Directors and management also use Adjusted EBITDA at a consolidated level as one of the primary methods for planning and forecasting expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. We believe that the inclusion of Adjusted EBITDA results provides investors useful and important information regarding our operating results, in a manner that is consistent with management’s evaluation of business performance.
The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K for the fiscal year-ended May 3, 2025 when filed with the SEC. We do not provide a reconciliation of forward-looking non-GAAP financial metrics, because reconciling information is not available without an unreasonable effort, such as attempting to make assumptions that cannot reasonably be made on a forward-looking basis to determine the corresponding GAAP metric.
ABOUT BARNES & NOBLE EDUCATION, INC.
Barnes & Noble Education, Inc. (NYSE: BNED) is a leading solutions provider for the education industry, driving affordability, access and achievement at hundreds of academic institutions nationwide and ensuring millions of students are equipped for success in the classroom and beyond. Through its family of brands, BNED offers campus retail services and academic solutions, wholesale capabilities and more. BNED is a company serving all who work to elevate their lives through education, supporting students, faculty and institutions as they make tomorrow a better and smarter world. For more information, visit www.bned.com.
Media & Investor Contact:
Rob Fink
FNK IR
BNED@fnkir.com
646-809-4048
Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “may,” “should,” “will,” “forecasts,” “projections,” “continue to,” “committed to,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements, and such statements include but are not limited to those related to our capital structure, optionality, positioning, strategic and operational objectives, broader market trends, anticipated growth in our BNC First Day program, expected trends in financial results, including those related to seasonality, as well as forward-looking continued top line growth, anticipated gross profit dollar increases, continued expense discipline, Adjusted EBITDA, interest costs, capital expenditures and long-term projected growth in Adjusted EBITDA. We caution you not to place undue reliance on these forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, but not limited to: the amount of our indebtedness and ability to comply with covenants contained in our credit agreement; our ability to maintain adequate liquidity levels to support ongoing inventory purchases and related vendor payments in a timely manner; slower than anticipated pace of adoption of our BNC First Day® equitable and inclusive access course material models; our dependency on strategic service provider relationships and the potential for adverse operational and financial changes to these strategic service provider relationships; non-renewal of our managed bookstore, physical and/or online store contracts; general competitive conditions; a decline in college enrollment or decreased funding available for students; technological changes, including the adoption of artificial intelligence technologies for educational content; disruptions to our information technology systems, infrastructure, data, supplier systems, and customer ordering and payment systems due to computer malware, viruses, hacking and phishing attacks; disruption of or interference with third party service providers and our own proprietary technology; and changes in applicable domestic and international laws, rules or regulations or changes in enforcement practices, including, without limitation, U.S. tax reform, changes in tax rates, tariffs, import and export control laws and regulations, changes to consumer data privacy rights legislation, as well as related guidance. Moreover, we operate in a very competitive and rapidly changing environment and new risks may emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make.
For a more detailed discussion of these factors, and other factors that could cause actual results to vary materially, interested parties should review the risk factors listed in the Company’s Annual Report on Form 10-K for the year ended May 3, 2025, filed today with the SEC. Any forward-looking statements made by us in this press release speak only as of the date of this press release, and we do not intend to update these forward-looking statements after the date of this press release, except as required by law.